Exhibit 10.12

Amendment to Convertible Promissory Note and Waiver of Conversion Rights

This is an Amendment dated and made effective as of October 31, 2024, between Helio Corporation (“Maker”) and James S. Byrd (“Holder”) under an assigned portion that certain Convertible Promissory Note dated March 18, 2024 (as amended June 20,2024) between Maker and Blackwolf Venture Group, LLC (“Blackwolf or Payee”) in the current principal amount of Four Hundred Fifty Thousand Dollars ($450,000), (the “Blackwolf Note”).

1.	Holder, through his SEP-IRA, was originally a member of Blackwolf and as such had loaned the sum of $50,000 Blackwolf, which in turn was loaned from Blackwolf to Maker as a part of the Blackwolf Note to Maker in total amount of $450,000.

2.	On October 7, Holder withdrew from BlackWolf and from that date forward has not been a part of Blackwolf. In conjunction with that withdrawal, Blackwolf assigned to Holder $50,000 of the $450,000 Blackwolf Note and Holder is now the Holder of said $50,000 Note, including the right to convert such Note into common stock of Maker.

3.	The Parties hereby agreed to Amend the $50,000 Note now held by Holder to provide that the Note, including all principal and accrued interest, will be paid in full by Maker at the earlier of: (i) such time as Maker is able to achieve a listing on a national stock exchange (NYSE or Nasdaq); or (ii) March 31, 2025.

4.	In consideration of such amended maturity date, Holder does hereby unconditionally waive and relinquish any right to convert any part or all of the Note into stock of Maker. Holder shall no longer have any rights to convert the Note into any form of equity in Helio Corporation effective as of the execution hereof.

5.	Other than as specifically amended hereby, all other terms and provisions of the Note remain in full force and effect.

Helio Corporation		Holder

By:	/s/ Greg Delory	/s/ James S. Byrd
	Greg Delory, CEO	James S. Byrd, individually
And on behalf of the James
S. Byrd SEP-IRA